EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
EPR Properties:

We consent to the incorporation by reference in the Registration Statements (Form S‑3 No. 333‑165517 pertaining to the Dividend Reinvestment and Direct Shares Purchase Plan, Form S‑8 No. 333‑76625 and Form S–8 No. 333–159465 pertaining to the 1997 Share Incentive Plan, Form S‑8 No. 333‑142831 pertaining to the 2007 Equity Incentive Plan, Form S‑4 No. 333‑78803, as amended, pertaining to the shelf registration of 5,000,000 common shares and Form S‑3 No. 333‑165523 for an undetermined amount of securities) of EPR Properties of our reports dated February 27, 2013, with respect to the consolidated balance sheets of EPR Properties as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in equity, comprehensive income, and cash flows, for each of the years in the three‑year period ended December 31, 2012, and the related financial statement schedules II and III, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10‑K of EPR Properties.
/s/ KPMG LLP
Kansas City, Missouri
February 27, 2013